As filed with the Securities and Exchange Commission on November 1, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

F5 NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington	91-1714307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
801 5th Avenue
Seattle, Washington 98104
(Address of principal executive offices, including zip code)

F5 Networks, Inc. Threat Stack Acquisition Equity Incentive Plan
(Full title of plans)

Scot F. Rogers
Executive Vice President and General Counsel
F5 Networks, Inc.
801 5th Avenue
Seattle, WA 98104
(206) 272-5555
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Susan Daley
Perkins Coie LLP
131 S. Dearborn St. #1700
Chicago, IL 60603
(312) 324-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, no par value, under the F5 Networks, Inc. Threat Stack Acquisition Equity Incentive Plan	35,000	$216.30	$7,570,500.00	$701.79

(1)Pursuant to Rule 416(a), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2)Pursuant to Rule 457(h) and Rule 457(c), the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $216.30, based on the average of the high sales price ($219.90) and the low sales price ($212.69) per share of the registrant’s common stock as reported by the NASDAQ Stock Market on October 28, 2021.

PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the Commission on November 19, 2020, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;
(b) The Company’s Quarterly Report filed on Form 10-Q for the quarterly periods ended December 31, 2020, March 31, 2021, and June 30, 2021, filed with the Commission on February 5, 2021, May 6, 2021 and August 5, 2021, respectively.
(c) The Company’s current reports on Form 8-K filed on January 7, 2021, January 25, 2021, January 27, 2021, March 15, 2021 and June 17, 2021 (excluding any reports or portions of such reports that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items);
(d) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items); and
(e) The description of the Company’s securities contained in Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the Commission on November 15, 2019, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. DESCRIPTION OF SECURITIES.
Not Applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not Applicable.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Sections 23B.08.500 through 23.B.08.603 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.
The Company’s Third Amended and Restated Articles of Incorporation and Seventh Amended and Restated Bylaws contain provisions permitting the Company to indemnify its directors and officers to the full extent permitted by Washington law. In addition, the Company’s Third Amended and Restated Articles of Incorporation, as amended, contain a provision implementing, to the fullest extent permitted by Washington law, the above limitations on a director’s liability to the Company and its shareholders. The Company has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is attached as Exhibit 10.1 to its Registration Statement on Form S-1 (File No. 333-75817). The indemnification agreements provide the Company’s directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA. The directors and officers of the Company also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Company for this purpose.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED.
Not Applicable.
Item 8. EXHIBITS.

Exhibit Number	Description
4.1	Third Amended and Restated Articles of Incorporation (Incorporated by reference to the Registrant’s Form 8-K filed on March 19, 2013).
4.2	Seventh Amended and Restated Bylaws (Incorporated by reference to the Registrant’s Form 8-K filed on January 23, 2020).
5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being offered.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).
99.1	F5 Networks, Inc. Threat Stack Acquisition Equity Incentive Plan.
Item 9. UNDERTAKINGS.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 1, 2021.

F5 NETWORKS, INC.

By:	/S/ SCOT F. ROGERS
Scot F. Rogers
Executive Vice President and General Counsel
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints François Locoh-Donou and Scot F. Rogers, or either of them, his true and lawful attorney-in-fact, with the power of substitution and resubstitution, for him in his name, place or stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and their agents or substitutes, may lawfully do or lawfully cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FRANÇOIS LOCOH-DONOU	Chief Executive Officer, President, and Director (principal executive officer)	November 1, 2021
François Locoh-Donou

/S/ FRANK PELZER	Executive Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)	November 1, 2021
Frank Pelzer

/S/ SANDRA E. BERGERON	Director	November 1, 2021
Sandra E. Bergeron

/S/ ELIZABETH BUSE	Director	November 1, 2021
Elizabeth Buse

/S/ MICHAEL L. DREYER	Director	November 1, 2021
Michael L. Dreyer

/S/ ALAN J. HIGGINSON	Director	November 1, 2021
Alan J. Higginson

/S/ PETER S. KLEIN	Director	November 1, 2021
Peter S. Klein

/S/ NIKHIL MEHTA	Director	November 1, 2021
Nikhil Mehta

/S/ MICHAEL MONTOYA	Director	November 1, 2021
Michael Montoya

/S/ MARIE E. MYERS	Director	November 1, 2021
Marie E. Myers

/S/ SRIPADA SHIVANANDA	Director	November 1, 2021
Sripada Shivananda